Exhibit 10.4

August 1, 2013

David B. Berger

7723 Prospect Place
La Jolla, CA 92037

Dear David:

This letter (the “Agreement”) sets forth the terms of your continuing part-time employment with Senomyx, Inc. (the “Company”) effective as of August 2, 2013.

1.             Terms of Service.  Effective August 2, 2013 you hereby resign from the positions of Senior Vice President and General Counsel. As of that date your continuing service will be on a part-time basis whereby you will devote up to ten (10) hours of service to the Company per month (as requested by the Company) and you also are expected to continue to serve as Corporate Secretary of the Company until a successor is appointed. Also, in your continuing role as the Company’s Corporate Secretary, we anticipate that you will attend regularly scheduled meetings of the Company’s Board of Directors and its Committees. You will use reasonable efforts to attend such meetings in person. In your part-time role, you will continue to report to me in my capacity as the Company’s Chief Executive Officer and Chairman of the Board. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement during the period of your ongoing part-time employment with the Company.

2.             Accrued Salary.  On or prior to August 2, 2013, the Company will pay to you all accrued and unpaid salary and unused paid time off earned through that date, less applicable deductions and withholdings.

3.             Continuous Service.  You agree to serve as a part-time employee to the Company under the terms specified below.

(a)           Service Period.  Your service shall commence on August 2, 2013 and will continue until terminated as provided in Paragraph 3(f) below (the “Service Period”).  The parties hereto presently contemplate that the Service Period shall not extend beyond April 15, 2014.

(b)           Additional Terms.  The parties acknowledge that you will perform the services contemplated above at the location of your choice, but with advance notice you may also be available to attend meetings at Company’s principal place of business or at other places upon mutual agreement of between you and an authorized representative of the Company. You also agree to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise.  The Company acknowledges that during the Service Period you may be a full-time employee of Tandem Diabetes Care, Inc. and if so that you will be subject to their respective policies, as they may be revised from time to time, including, among others, policies concerning part-time service, consulting, conflicts of interest, and intellectual property.  The Company agrees that your employment with Tandem Diabetes Care, Inc. does not violate any of the Company’s policies or agreements that are applicable to you.

(c)           Compensation; Expenses.  As compensation for performing the services as contemplated during the Service Period you will be paid a bi-weekly amount of $1,153.85, less applicable deductions and withholdings, payable in accordance with the Company’s normal payroll policies and procedures. The Company will also reimburse you for business expenses reasonably incurred on behalf of the Company during the Service Period pursuant to its established expense reimbursement policy. You and the Company may mutually agree to modify the compensation arrangement for services at any time.

(d)           Treatment of Outstanding Stock Options. Your issued and outstanding stock options under the Company’s Amended and Restated 2004 Equity Incentive Plan will continue to vest in accordance with their terms during the Service Period. Provided that you do not voluntarily terminate your part-time service to the Company as contemplated by this letter prior to December 31, 2013, then the exercise period for any vested and unexercised stock options shall be deemed extended until the later of (i) December 31, 2014, or (ii) nine (9) months following your termination of continuous service to the Company.

(e)           No Solicitation.  During the Service Period, you will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company; provided, however, that this provision shall not apply with respect to any employee of the Company who responds independently to a general advertisement or job posting not specifically directed to employees of the Company.

(f)            At-Will Employment; Termination of Service Period.  Your employment will be “at-will,” which means it may be terminated at any time by you or the Company with or without cause or advance notice. Any such termination shall be in writing. In fact, every aspect of your employment relationship with the Company is on an at-will basis.  As part of your at-will employment, the Company expressly reserves its inherent authority to manage and control its business enterprise and to exercise its sole discretion to determine all issues pertaining to your employment.  No one other than the Company’s Chief Executive Officer or his designee has the authority to alter this Agreement, to enter into a different agreement for your employment for a specified period, or to make any agreement contrary to this Agreement.  Furthermore, any agreement that alters the at-will nature of employment must be in writing and must be signed by both the Company’s Chief Executive Officer or his designee and you. Termination or expiration of your Service Period shall not affect: (i) the Company’s obligation to pay for services previously performed by you or expenses reasonably incurred by you for which you are entitled to reimbursement; (ii) the Company’s obligations and your associated rights as contemplated by Sections 2, 3 and 4 of this letter; or (iii) your continuing obligations to the Company under your Proprietary Information and Inventions Agreement.

4.             2013 Incentive Cash Bonus.  In addition to the compensation set forth above, the parties acknowledge and agree that you will be eligible for a pro-rata portion (7/12ths) of your cash incentive bonus under the Company’s 2013 Executive Bonus Plan (the “2013 Bonus Plan”), based on your target bonus of 40% of your base salary (as in effect during your full-time employment through August 2, 2013), regardless of your employment status as of the date of the determination of the bonus payout or the bonus payment date. The determination of the actual bonus, if any, remains subject to the final determination by the Compensation Committee of the Board (the “Committee”) of the Company’s corporate goal achievement as well as the Committee’s discretionary authority under the 2013 Bonus Plan; but in any event will be determined for you using the same methodology applied to all of the Company’s officers (other than the target bonus amount). We anticipate that this will occur during the first quarter of 2014 and your pro-rata bonus will be paid to you at the same time as bonuses, if any, are paid to the Company’s other officers.

5.             Other Compensation Or Benefits.  As a part-time employee regularly scheduled to work less than 30 hours per week, you will not be eligible to participate in the Company’s medical or dental benefit plans, the paid time off program, or receive holiday pay.  Except as specifically provided in Section 4 above, you also will not be eligible for any cash bonus as compensation for your service during the 2014 calendar year. You may continue to be eligible to participate in the Company’s 401(k) plan pursuant to plan eligibility. If you have any questions regarding benefits, please see the Company’s Human Resources Department. The Company may modify compensation and benefits from time to time as it deems necessary.

6.             Change of Control Benefits.  The parties mutually agree and acknowledge that your Amended and Restated Change in Control Agreement dated as of December 31, 2008 is hereby amended by deleting Paragraphs 1(b) and 1(c) thereof. The deleted paragraphs shall have no further force or effect, and you shall have no rights to receive benefits under either of such paragraphs following August 2, 2013. The remaining provisions of your Amended and Restated Change in Control Agreement shall remain in full force and effect.

7.             Return of Company Property. You agree that, within 30 days after the expiration or termination of your Service Period, you will return to the Company all Company documents and other Company property in your possession or control, including, but not limited to files, notes, memoranda, correspondence, agreements, notebooks, records, reports, tangible property and equipment; provided, however, that during the Service Period only, the Company will permit you to retain, receive, and/or use any documents, equipment and/or information reasonably necessary to perform the services contemplated hereunder.

8.             Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and the Company’s Chief Executive Officer or his designee.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

SENOMYX, INC.

By:	/S/ KENT SNYDER

Title:	Chief Executive Officer and Chairman of the Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/S/ DAVID B. BERGER
DAVID B. BERGER

DATE:	AUGUST 1, 2013